Exhibit 10.21

Written Description of
Compensatory Arrangement

In December 2013, the Compensation Committee of the Board of Directors of AutoNation, Inc. (the “Company”) approved a new compensatory arrangement (the “Bonus Program”) and selected certain employees of the Company as participants under such arrangement for 2014, including our Senior Vice President, Customer Care, who was a named executive officer in the Company’s 2013 proxy statement. Participants under the Bonus Program will earn incremental salary and may, subject to the attainment of specified performance metrics relating to specified franchises, earn bonuses. One or more named executive officers of the Company may participate in the Bonus Program in future years. The Bonus Program may be discontinued at any time for any reason.